Exhibit 10.3

June 06, 2022

Lori S Sundberg

Dear Lori:

On behalf of Quanergy Systems, Inc. (the “Company”), I am pleased to extend an offer of employment to you as Chief Human Resources Officer, responsible for performing such duties as are assigned to you from time to time. You will report to our CEO, Kevin Kennedy. You will work remotely from your home office but will be required to commute to Headquarter in Sunnyvale CA as needed. Of course, the Company may change your position, duties, and work location from time to time in its discretion. Your top priorities have been defined in schedule A.

Your initial base salary will be paid at the rate of $250,000.00 per year, less payroll deduction and withholdings, paid in accordance with the Company’s regular payroll practices. The Company may change your compensation at any time. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation. You will also be eligible to participate in Executive Retention Bonus, to be designed by Pearl Meyer, compensation consultant.

You will also receive a one-time sign-on bonus of $10,000, less payroll deduction and withholdings, payable to you on the first pay period following your employment start date. In the event you voluntarily terminate your employment with the Company within 12 (twelve) months of your employment start date, you agree to repay the Company the sign-on bonus within 30 days of your termination date.

Subject to approval by the Board (or an authorized committee thereof) and to the commencement of your employment with the Company, the Company will grant you 300,000 restricted stock units (“RSUs”). Your RSUs will be granted effective as of the first trading day of the month following your date of hire, unless your hire date coincides with the first trading day of the month in which case your RSUs will be granted effective as of your hire date or, in either case, as soon as administratively practicable thereafter. RSUs are subject to the Company’s 2022 Equity Incentive Plan and the Company’s standard forms of restricted stock unit award agreement, as applicable. The RSUs shall vest over a four year period, subject to your continuous service to the Company, and on the applicable vesting dates as described in your restricted stock unit grant notice and agreement.

You acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and, your acceptance of this offer will not breach any agreement to which you are a party. You will provide the Company with copies of any relevant employment- related agreements with any former employer, including any non-compete agreement that you may have with another company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. We also wish to emphasize that we are hiring you because we believe that you have general skills and experience that will benefit the Company. We are not hiring you to acquire any proprietary or confidential information of your prior employers, and ask that you not bring any such information with you. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

I have also enclosed our standard Employee Confidential Information and Inventions Assignment Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this offer, please return to me a signed copy of that agreement. As a Company employee, you will also be expected to abide by other Company rules and policies.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at- will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company without Company consent. Exceptions to the rule will be reviewed and authorized on a case by case basis.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Our entire team is eager to welcome you to Quanergy Systems and I personally look forward to working together with you to build our company. This letter, along with the Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any prior representations, promises or agreements, whether written or oral. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter require written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and sign the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me. This offer of employment will terminate if this letter and the Employee Confidential information and Inventions Assignment Agreement are not accepted, signed and returned to me by Tuesday, June 07, 2022 at 5pm (PST). If you accept our offer, your first day of employment will be on Monday, June 13 2022.

Sincerely,

/s/ Kevin Kennedy
Kevin Kennedy CEO, Chairman of the Board

ACCEPTED & AGREED:
/s/ Lori Sundberg
Lori S Sundberg